A unique opportunity to create a global industry leader and generate extraordinary returns for all shareholders

Disclaimer General Considerations This presentation, the materials contained herein, and the views expressed herein (this “Presentation”) are for discussion and general informational purposes only . This Presentation does not have regard to the specific investment objective, financial situation, suitability, or the particular need of any specific person who may receive this presentation, and should not be taken as advice on the merits of any investment decision . In addition, this Presentation should not be deemed or construed to constitute an offer to sell or a solicitation of any offer to buy any security described herein in any jurisdiction to any person, nor should it be deemed as investment advice or a recommendation to purchase or sell any specific security . THE MATERIALS IN THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY INTERESTS IN ANY FUND MANAGED BY PRIMESTONE CAPITAL LLP OR ANY OF ITS AFFILIATES . SUCH AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY INTERESTS MAY ONLY BE MADE PURSUANT TO DEFINITIVE SUBSCRIPTION DOCUMENTS BETWEEN A FUND AND AN INVESTOR . The views expressed herein represent the current opinions as of the date hereof of PrimeStone Capital LLP and its affiliates (collectively, “PrimeStone”) and are based on publicly available information regarding Tennant Company (“Tennant”) and Nilfisk A/S (“ Nilfisk ,” together with Tennant, the “Companies”) . Certain financial information and data used herein have been derived or obtained from, without independent verification, public filings, including filings made by the Companies with the Securities and Exchange Commission (“SEC”) and other sources . PrimeStone shall not be responsible for or have any liability for any misinformation contained in any SEC or other regulatory filing, any third party report, or this Presentation . All amounts, market value information, and estimates included in this Presentation have been obtained from outside sources that PrimeStone believes to be reliable or represent the best judgment of PrimeStone as of the date of this Presentation . PrimeStone is an independent company, and its opinions and projections within this Presentation are not those of the Companies and have not been authorized, sponsored, or otherwise approved by either of the Companies . The information contained herein, reflects projections, market outlooks, assumptions, opinions and estimates made by PrimeStone as of the date hereof and therefor constitutes forward - looking statements which are subject to change without notice at any time . Such forward - looking statements are based on certain assumptions and involve certain risks and uncertainties, including risks and changes affecting industries generally and the Companies specifically . Given the inherent uncertainty of projections and forward - looking statements, you should be aware that actual results may differ materially from the projections and other forward - looking statements contained herein due to reasons that may or may not be foreseeable . Therefore , PrimeStone does not represent that any opinion or projection will be realized, and PrimeStone offers no assurances as to the price of neither Tennant nor Nilfisk securities in the future . While the information presented herein is believed to be reliable, no representation or warranty is made concerning the accuracy of any data presented, the information or views contained herein, nor concerning any forward - looking statements . This Presentation may not be reproduced without prior written permission from PrimeStone . The information contained within the body of this Presentation is supplemented by footnotes which identify PrimeStone’s sources, assumptions, estimates, and calculations . This information contained herein should be reviewed in conjunction with the footnotes . PrimeStone has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements . Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein . PrimeStone does not endorse third - party estimates or research which are used in this presentation solely for illustrative purposes . All registered or unregistered service marks, trademarks and trade names referred to in this Presentation are the property of their respective owners, and PrimeStone’s use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names or the goods and services sold or offered by such owners . 2

PrimeStone Analysis Summary PrimeStone analysis of Tennant, Nilfisk and the professional cleaning equipment industry is based on public information and extensive due diligence completed 6 0 + interviews completed with a combination of • Current senior management of Tennant and Nilfisk (organized by Investor Relations) • Industry executives including former employees of Tennant and Nilfisk • Competitors of both Tennant and Nilfisk • Customers (both direct and indirect) of Tennant and Nilfisk • Specialised industry consultants as well as generalist industrial consultants Interactions were realised through • Direct meetings / calls with senior management of Tennant and Nilfisk • Expert networks • Trade fair attendance • 3 rd party consultant 3

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 4

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 5

Executive Summary PrimeStone is a long - term value added investor in mid - cap companies . We invest in high quality businesses that can create substantial shareholder value over time . We support their executives and boards by leveraging • Our private equity type due diligence and process acquired over 20 + years investing more than $ 10 bn of equity • Our experience as chairmen or directors of more than 30 boards of public and private companies We have been following the professional cleaning equipment industry, Tennant and Nilfisk for the last 3 years PrimeStone Capital owns more than 5 % of both Tennant and Nilfisk and believes a combination of the two will generate extraordinary returns for shareholders by creating the market leader of the professional cleaning equipment industry We believe synergies will generate EPS accretion in excess of 85 % for both companies on the basis of a merger at current valuations We believe that, together with some of management’s current initiatives, Tennant shares will be worth c . $ 144 in 4 years generating a Total Shareholder Return of c . 23 % per annum or close to 130 % in total We believe the value creation from the m erger will be far in excess and far more certain than in any standalone plan 6

Executive Summary The professional cleaning equipment industry is attractive, characterized by the significant benefits provided by both global and local scale, and still fragmented with the top 4 players accounting for 45 % of the market Tennant and Nilfisk are large players of comparable size with very complementary areas of strength • Tennant is leader in the Americas, much smaller in EMEA and weak in APAC . It is stronger with Industrial customers . It mostly serves its customers directly in Americas and through distributors elsewhere • Nilfisk is a leader in EMEA, much smaller in Americas and weak in APAC . It is stronger with Commercial customers . It mostly serves its customers directly in EMEA and through distributors elsewhere • Both have acquired mid - market brands (IPC and Viper) with complementary geographic coverages Tennant and Nilfisk have historically exploited the benefits provided by local scale and outperformed each other in their respective region of strength over 2005 - 2016 , illustrating the advantage provided by a strong local direct sales force and an in - house service offering Tennant and Nilfisk share the same vision, values and strategy Both face Kärcher , a much larger German family - owned company with ample financial resources and ambitious growth plans We believe the combined entity formed by Tennant and Nilfisk will be a truly global industry leader with # 1 positions in the Americas , EMEA and APAC . Its geographic exposure will mirror that of the overall professional cleaning equipment market 7

Executive Summary We believe merging Tennant and Nilfisk will drive both global and local scale and lead to a step change in operating profitability through • Significant revenue opportunities - Accelerate new product development - Shift current equipment revenues generated through distributors to direct sales - Capture current service and spare parts revenues currently generated by distributors - Accelerate growth in Emerging Markets - … which altogether outweigh the potential dis - synergies • Dramatic cost reductions at both global and local level, that can partially be reinvested in growth - Costs of Goods Sold - Sales, General & Administration - Research & Development Now is the right time • A merger could not have happened sooner since Nilfisk was part of electric cable manufacturer NKT - only an acquisition by NKT could have been envisioned… - …but such a deal would have deprived Tennant’s shareholders from much of the value creation • Nilfisk has now been demerged from NKT and is being re - energized under a new leadership • Tennant’s integration of IPC appears on track and will fit perfectly into Tennant+Nilfisk’s strategy • Tennant’s current operational problems will be solved by the end of Q 1 or Q 2 2018 according to management, by which time the merger should just be approved We believe that Nilfisk’s management, Board and shareholders are likely to support the combination with Tennant 8

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 9

Company Profiles 10 • Pro - forma FY16 Revenues: $1 billion 1 • Pro - forma FY16 EBITDA: $120 million 1 • Market - Cap: $1.1 billion • Net debt / EBITDA: c.2.8x 2 • Global market share: c.12% 4 • Employees: c.4,100 • Products: floorcare equipment, vacuum cleaners, carpet extractors and other specialty cleaning equipment • Clear leader in Americas • Weaker in EMEA and APAC • Historical strength in industrial cleaning equipment • Pro - forma FY16 Revenues: $ 1.2 billion 3 • Pro - forma FY16 adj. EBITDA: $129 million 3 • Market - Cap : $1.3 billion • Net debt / EBITDA: c.2.8x 3 • Global market share: c.13% 4 • Employees: c.5,600 • Products : floorcare equipment, vacuum cleaners, high pressure washers, other specialty cleaning equipment • Leader in EMEA • Weaker in Americas and APAC • Historical strength in commercial cleaning equipment FY2016 Revenues 3 FY2016 Revenues 1 Americas 31% EMEA 58% APAC 11% Equipment 65% Aftermarket 35% Americas 62% EMEA 30% APAC 9% Equipment 60% Aftermarket 33% Others 7% Source: Company Reports, PrimeStone estimates Note: 1 Tennant financials FY2016PF including IPC (converted at EUR/USD 1.1885) and Florock full year impact; adjusted for foreign currency changes as of November 2017; “Others” includes Tennant Coatings as well as IP C Tools & Supplies 2 Tennant Q3 2017 net debt / FY2016PF EBITDA including full year impact of IPC and Florock ; adjusted for foreign currency changes as of November 2017 3 Nilfisk financials FY2016; adjusted EBITDA including capitalized R&D expenses; net debt Q3 2017 LT&ST “interest bearing loa ns and borrowings” less “cash at hand and in bank”; adjusted for foreign currency changes as of November 2017; FX rate for currency conversion: EUR/USD: 1.1885 4 Based on market definition according to Nilfisk CMD presentation September 2017

The Professional Cleaning Equipment Industry Is Attractive 11 An Attractive Industry … • Growth in line with GDP • Equipment, service and parts accounting for less than 10 % of total cleaning cost, itself a small part of the customers’ cost base • Significant aftermarket revenues : c . 30 - 35 % for Tennant and Nilfisk • Fragmented customer base : more than 200 , 000 customers including 10 , 000 distributors at Nilfisk - Top 10 customers below 10 % of revenues • Differentiation through product reliability rather than price - Tennant has increased prices every year since 2007 but in 2010 • Fragmented supplier base • Low tangible CapEx , typically 1 . 5 - 2 . 5 % of revenues • High ROCE : 17 - 21 % post - tax ROCE at Tennant … With Opportunities For Accelerating Organic Growth • Emerging markets growth through - Economic growth and urbanization - Increased penetration of high - end cleaning equipment / automation - Increasing cleaning standards • Autonomous cleaning promising dramatic value creation opportunity for customers • Other exciting game - changing technologies eg . telematics • Increasing customer focus on sustainability … And A Strong Rationale For Consolidation • Fragmented industry : top 4 players only account for c . 45 % of the market 1 • Local scale effects • Global scale effects Source: Company Reports, PrimeStone estimates Note: 1 Based on market definition according to Nilfisk CMD presentation September 2017, Tennant revenues FY2016PF incl. full ye ar impact of IPC and Florock , Nilfisk revenues FY2016 , Kaercher revenues FY2015 , Hako revenues FY2016

Significant Benefits Are Derived From Global And Local Scale 12 • Improved Bargaining Power With Suppliers • Optimization Of Manufacturing Strategy And Footprint • Increased Spending In And Higher Efficiency Of R&D • Amortization Of Central G&A Expenses • Improved Access To Capital Markets Global Scale Local Scale • Improved Reach And Ability To Service Customers Directly • Ability To Better Expand In Emerging Markets • Amortization Of Local Infrastructure , Salesforce And Customer Service At Stake Est. % Of Rev. 25 - 30% 15 - 20% 3 - 4% 2 - 3% - Revenue Opportunity 25 - 30% Revenue Opportunity

Nilfisk ($534 m 3 ) Industrial Tennant And Nilfisk Are Highly Complementary Businesses EMEA APAC Americas Premium Mid - Market Low - End Commercial Market \ Region • Complementary geographic strengths and customer focus in the Americas • S olid mid - market positions in different regions with IPC and Viper Source: Company Reports, PrimeStone estimates Note: 1 Tennant revenues FY2016 PF including full year effect for Florock acquisition (excluding IPC) 2 IPC revenues EUR 186 million converted at EUR/USD 1.1885 3 Nilfisk revenues FY2016 (excluding Specialty segments), premium/mid - market split according to CMD presentation September 2017 , FX rate for currency conversion: EUR/USD: 1.1885 Tennant ($613 m 1 ) Nilfisk ($252 m 3 ) Tennant ($129 m 1 ) Tennant ($73 m 1 ) Nilfisk ($81 m 3 ) Tennant/IPC ($24 m 2 ) Nilfisk/Viper ($75 m 3 ) Tennant/IPC ($177 m 2 ) Tennant/IPC ($20 m 2 ) Nilfisk/Viper ($14 m 3 ) Nilfisk/Viper ($22 m 3 ) Tennant/Alfa 13 Area proportionate to revenues

100% 112% 116% 116% 102% 103% 108% 101% 94% 98% 96% 96% 108% 117% 121% 102% 110% 118% 117% 123% 133% 134% 141% 80% 90% 100% 110% 120% 130% 140% 150% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Tennant Nilfisk 100% 106% 113% 108% 91% 105% 118% 122% 129% 144% 153% 157% 103% 107% 111% 99% 106% 112% 113% 118% 121% 121% 125% 80% 90% 100% 110% 120% 130% 140% 150% 160% 170% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Tennant Nilfisk Local Scale Has Driven Significant Commercial Outperformance 14 • Both Tennant and Nilfisk have delivered very strong long term commercial results in their home regions, highlighting the value of their – Local market shares – In - house service offerings – Entrenched salesforce • Building a competitive in - house service offering and spare parts infrastructure requires strong local market share and improves the value proposition to customers for new equipment sales Source: Company Reports Note: 1 Compounded organic growth as reported by the company 1 1 Americas Organic Growth Comparison 1 EMEA Organic Growth Comparison 1 Tennant CAGR (0.4%) Nilfisk CAGR 3.2% Tennant CAGR 4.2% Nilfisk CAGR 2.1%

Tennant And Nilfisk Share The Same Vision, Values and Strategy

	TENNANT	Nilfisk
Vision	**"We will lead our global industry in sustainable cleaning innovation that empowers our customers to create a cleaner, safer and healthier world"**	**"We enable sustainable cleaning worldwide to improve quality of life"**
Focus On Customers And Innovation	"We are passionate about developing innovative and sustainable solutions that help our customers clean more spaces more effectively, addressing indoor and outdoor cleaning challenges."	"We wish to drive industry innovation by fundamentally changing the way we clean. In 2016, we introduced The Horizon Program, our long term innovation strategy, which focuses on developing intelligent cleaning offerings to make our customers' businesses smarter."
Strategy	✓ Spending 3-4% of revenues in R&D ✓ Expanding outside of historic market: EMEA and Emerging Markets ✓ Growing in mid-market with IPC ✓ Financial discipline and ambition for 12% Operating Profit margin	✓ Spending 3-4% of revenues in R&D ✓ Expanding outside of historic market: Americas and Emerging Markets ✓ Growing in mid-market with Viper ✓ Financial discipline and ambition for 13-15% EBITDA (c.10-12% Operating Profit margin)

Source: Company Reports, PrimeStone estimates.

15

Tennant + Nilfisk Will Become The Leader In Every Region And Globally


Americas
Tennant
#1
Nilfisk
Kärcher Pro.
Hako
Other
EMEA
Kärcher Pro.
Other
Nilfisk
Hako
Tennant
#1
APAC
Kärcher Pro.
#1
Nilfisk
Tennant
Hako
Other
Global
Kärcher Pro.
Nilfisk
Other
#1
Tennant
Hako
Taski
Numatic

Source: Company Reports, PrimeStone estimates
Note: Market estimates based on market definition according to Nilfisk CMD presentation dated September 2017, Tennant revenues FY2016PF incl. full year impact of IPC and Florock, Nilfisk revenues FY2016 (excl. Specialty Consumer), Kaercher revenues FY2015, Hako revenues FY2015, Numatic revenues FY2014

16

Post - Merger, Geographical Exposure Will Match The Market Opportunity 17 • The combined group will be balanced between the two largest cleaning equipment markets: Americas and Europe • The enlarged company‘s exposure will almost mirror the global cleaning equipment market (split c.43 % Americas, 41% EMEA and 16% APAC ) Revenues 2016PF 1 Revenues 2016 2 Revenues 2016PF Source: Company Reports, PrimeStone estimates Note: 1 Tennant revenues FY2016PF including IPC revenues (EUR 186 million converted at EUR/USD 1.1885) and Florock full year impact 2 Nilfisk revenues FY2016, FX rate for currency conversion: EUR/USD: 1.1885 Americas 31% EMEA 58% APAC 11% Americas 45% EMEA 45% APAC 10% Tennant + Nilfisk “ NewCo ” 1 - 2 Americas 62% EMEA 29% APAC 9% 1 2

Direct , 57% Indirect , 43% Direct , 55% Indirect , 45% Direct , 62% Indirect , 38% Direct , 25% Indirect , 75% Direct , 45% Indirect , 55% Direct 73% Indirect 27% NewCo Will Benefit From Highly Complementary Routes To Market 1 18 • Tennant and Nilfisk today have different routes to market in the two main regions, suggesting room for substantial revenue synergies Americas EMEA Source: Company Reports, Management interviews, PrimeStone estimates Note: 1 Direct: Sales through Tennant/ Nilfisk sales force; Indirect: Sales through distributors 2 Tennant revenues FY2016PF including IPC revenues (EUR 186 million converted at EUR/USD 1.1885) and Florock full year impact 3 Nilfisk revenues FY2016 excluding Specialty Consumer segments, split confirmed by investor relations, FX rate for currency conversion: EUR/USD: 1.1885 Tennant + Nilfisk “ NewCo ” 1 - 3 2 3

Table of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 19

Key Transaction Assumptions

Transaction Overview	• Tennant to merge with Nilfisk in an all-stock transaction at current share price – Reflecting their similar businesses, market positions, leverage levels, and valuations • Exchange ratio of 0.77 Tennant share per Nilfisk share resulting in an ownership of 46% of the Tennant shareholders in the merged entity • Combined cost synergies of $140 million, net of assumed revenue dis-synergies – No revenue synergies assumed at this stage • Group debt refinancing at similar cost – Despite opportunity for better rating
Operating Assumptions	• Tennant standalone plan reflects – 3.0% organic revenue growth (vs. 3.1% average over the last 10 years) – Profitability improvement from current cost savings plan as well as IPC synergies – Various operating margin scenarios considered between 9% (slightly above the historical peak margins) and up to 12% (management's mid-term margin target[1]) • Nilfisk standalone plan reflects – 3.0% organic revenue growth, at the low-end of company guidance (3-5%) – Profitability improvement from Accelerate+ cost savings plan – Various operating margin scenarios considered between 9% (slightly above the historical peak margins) and up to 12% (implied high end of management's EBITDA margin target range of 13-15%[2]) • Synergies to be realized by 2021 – One-off cost of synergies implementation of 1x gross synergy target

Source: Company Reports, PrimeStone estimates
Note:
1 Company presentation dated August 2014 (InvestMN conference), PrimeStone assumptions
2 Nilfisk CMD presentation September 2017

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Pro-forma Combined Capitalization Table

	Tennant				Nilfisk				Tennant + Nilfisk			
		Multiple of 2016[3]				Multiple of 2016[4]				Multiple of 2016		
	$m	EBITDA	EBITA	P/E	$m	EBITDA	EBITA	P/E	$m	EBITDA	EBITA	P/E
Net Debt[1]	333	2.8x	3.5x		359	2.8x	3.9x		692	2.8x	3.7x	
Share Price ($)[2]	63.0				48.7							
Shares Outstanding (m)	17.9				27.1							
Market Capitalization	1,125	9.4x	11.8x	21.5x	1,321	10.2x	14.5x	23.2x	2,446	9.8x	13.1x	22.4x
Enterprise Value	**1,457**	**12.2x**	**15.3x**		**1,681**	**13.0x**	**18.4x**		**3,138**	**12.6x**	**16.8x**	

Ratio Based on Current Valuations		%
Nilfisk Shares (m)	27.1	
Exchange Ratio	0.77x	
# Tennant Shares Issued to Nilfisk Shareholders (m)	21.0	54%
+ Tennant Shares (m)	17.9	46%

Note that we have assumed an issuance of Tennant shares for illustrative purposes only and without prejudging the most efficient deal mechanism and structure

Source: Company Reports, PrimeStone estimates
Note:
1 Net debt Q3 2017 for Tennant and Nilfisk, FX rate for currency conversion: EUR/USD: 1.1885
2 Nilfisk share price DKK 305.00, FX rate for currency conversion DKK/USD: 0.15971
3 Tennant EBITDA/EBITA/Net Income FY2016PF including IPC and Florock full year impact; adjusted for foreign currency changes as of November 2017
4 Nilfisk adjusted EBITDA/EBITA/Net Income FY2016 including capitalized R&D expenses; adjusted for foreign currency changes as of November 2017 ; FX rate for currency conversion: EUR/USD: 1.1885

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Key Synergy Assumptions

- **Synergies are assumed towards the lower end of savings benchmarks in bottom-up approach**

Cost Category	Typical Savings When Doubling (% of Combined Spending)[1]	Rationale	PrimeStone Assumption (% of Combined Spending)	Comment
Raw Materials	2-6%	• 2% typical savings when buying lots of commodity products • Up to 8% for numerous components or engineered parts	3%	• Low/Middle of range given mix of plastic, steel and engineered parts
Manufacturing / Other COGS	5-20+%	• 5% for labour intensive / assembly process (larger plants, fixed costs absorption) • Up to 20%+ for very automated production processes	7%	• Low end retained given assembly nature • Significant benefit to be derived from manufacturing consolidation
Salesforce	10-25%	• 10% for national accounts / large clients • 20-25% for door to door salesforce through higher route density / duplicate coverage • Savings partially mitigated in the case of two separate brands	12.5% (Salesforce, Service Costs, Local G&A, Headquarters)	• Limited savings in National accounts • Moderate optimisation in existing salesforce to accelerate growth • Investments to cover migration from indirect to direct
Service Costs	20%	• Typically 20% through improved utilization of service force / route density		• Optimisation of service coverage by existing in-house staff • Investments to cover migration from indirect to direct
Local G&A	15-35%	• 15%+ savings through local infrastructure savings		• Significant local infrastructure overlap
Headquarters	20%+	• Typically 25% through larger scale		• Headquarters savings
R&D	30%+	• Up to 35-40% in the case of high product overlap	10%	• Very significant potential but limited savings assumed, in order to accelerate growth and continue to drive innovation

Source: Interviews with consulting firms – PrimeStone experience and estimates
Note:
1 Savings realized on the total cost base in case of a doubling of size

22

We Believe Cost Synergies From The Merger Will Create Dramatic Value

$m	Tennant[1] FY16-PF	Nilfisk[2] FY16	T+N FY16	Synergies $m	Synergies (%)	T+N With Synergies	Difference/ Accretion (%)
Revenues	**1,048**	**1,222**	**2,270**	(45)	(2.0)%	**2,225**	
Revenue dis-synergies impact				(26)		(26)	
Raw Materials Est.[3]	326	357	682	(20)	3.0%	662	
Other COGS	267	351	617	(43)	7.0%	574	
Total COGS	**592**	**707**	**1,299**	**(90)**		**1,210**	
Gross Profit	**456**	**515**	**971**	**44**		**1,015**	**927**
Gross Margin	43.5%	42.2%	42.8%			45.6%	
SG&A & Other Costs	**325**	**379**	**703**	**(88)**	12.5%	**615**	
% Revenues	31.0%	31.0%	31.0%			27.7%	
R&D Costs	**36**	**46**	**82**	**(8)**	10.0%	**73**	
% Revenues	3.4%	3.7%	3.6%			3.3%	
EBITA	**95**	**91**	**186**	**140**		**327**	**75.3%**
Margin	9.1%	7.5%	8.2%			14.7%	
Interest & Other	**(21)**	**(13)**	**(34)**	n.q.		**(34)**	
Taxes	**21**	**21**	**43**			**82**	
Tax Rate	29.0%	27.0%	28.0%			28.0%	
Net Income	**52**	**57**	**109**			**210**	**92.4%**
Number of Shares	18	27				39	
EPS ($)	**2.94**	**2.10**				**5.42**	

+85%

Source: Company Reports, PrimeStone estimates

Note:

1 Tennant financials FY2016PF including IPC (converted at EUR/USD 1.1885) and Florock full year impact; adjusted for foreign currency changes as of November 2017

2 Nilfisk financials FY2016; EBITA including capitalized R&D expenses; adjusted for foreign currency changes as of November 2017 ; FX rate for currency conversion: EUR/USD: 1.1885

3 Tennant raw material & component spending in line with company information and competitors (50-60% of COGS); Nilfisk raw material & component spending according to company information (EUR~300 million)

23

The Level of Expected Synergies Is Consistent With Tennant’s Past Targets 24 Source: Company presentation dated August 2014 ( InvestMNt conference), PrimeStone assumptions Management Target vs. PrimeStone Assumptions Tennant $m 2014 Target for FY2017 PrimeStone Merger Case Revenues 1,000 2,225 Organic Growth (%) 5-9% 3.0% Gross Margin (%) 42-43% 45.6% S&A Expense (%) 27-28% 27.7% R&D (%) 3-4% 3.3% EBITA Margin (%) 12.0% 14.7%

0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 800 900 1,000 1,100 1,200 1,300 1,400 1,500 1,600 1,700 Cost Synergies (% Of Target Revenues) Revenues ($m) The Level of Expected Synergies Is Also Consistent With Benchmarks 25 Announced Synergies For Diversified Industrial Transactions 2010 - 2016 Source: Credit Suisse - PrimeStone Analysis Notes: 1 Average of Tennant and Nilfisk assuming $ 140 million of synergies; Tennant revenues FY2016PF including IPC revenues and Florock full year impact; Nilfisk revenues FY2016, currency changes as of November 2017; FX rate for currency conversion: EUR/USD: 1.1885 Average 10% 1

$63 $78 $88 $107 $134 $144 $164 $40 $60 $80 $100 $120 $140 $160 Current Share Price 9.0% Margin 10.0% Margin 12.0% Margin 9.0% + Synergies 10.0% + Synergies 12.0% + Synergies 2021 Implied Share Price Estimated 2021 Share Price ( $ ) And Resulting TSR Source: Company Reports, Bloomberg, PrimeStone estimates Note: PrimeStone share price estimated based on 20x P/E multiple, which is below current levels. Share price estimates assume no dividend paid over the period 1 9 - 10 - 12% o perating margins applied to both Tennant and Nilfisk as described on slide “Key Transaction Assumptions” 26 • We believe the value creation will be far in excess and far more certain than in any standalone plan 5% Past TSR p.a. 1 - yr: (17)% 3 - yr: (2)% 5 - yr: 13% 10 - yr: 5% Standalone Scenarios At 9 - 10 - 12% Operating Margins 1 Combination with Nilfisk TSR p.a. 9% 14% 21% 23% 27%

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 27

8.3% 5.7% 3.3% 5.9% 7.3% 8.5% 8.7% 8.8% 8.4% 8.5% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Operating Margin Margin Target Operating Margin Progress Has S talled After The Post Crisis Recovery 28 Tennant Adjusted Operating Margin vs. Target (%) 1 Company Target 12% Source: Company Reports, PrimeStone estimates Note: 1 Non - GAAP Adjusted Operating Margin according to Tennant reporting

221 242 234 233 251 249 248 200 210 220 230 240 250 260 270 2010 2011 2012 2013 2014 2015 2016 ($m) Growth Targets Have Not Materialized Despite Investment in S&A 29 • Management set growth targets and increased S&A spending to achieve those but this investment generated limited payback • Organic growth has been well below targets Source: Company reports Exciting Organic Growth Targets And.. …Commensurate S&A Spending… …But Limited Pay Back 2010 2014 Target Range 5 - 9% 0.0% 2.8% 10.3% 4.3% 1.1% 1.3% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 2012 2013 2014 2015 2016 2017 YTD

33.1% 32.0% 31.7% 31.0% 30.5% 30.6% 30.7% 24.0% 25.0% 26.0% 27.0% 28.0% 29.0% 30.0% 31.0% 32.0% 33.0% 34.0% 2010 2011 2012 2013 2014 2015 2016 S&A % Revenues $m 2010 Target Achieved Target Achieved 1 Revenues 668 818 752 1,000 809 Gross Margin (%) 42.7% 42-43% 43.3% 42-43% 43.5% S&A Expense (%) 33.1% 27-28% 31.0% 27-28% 30.7% R&D (%) 3.9% 3-4% 4.1% 3-4% 4.3% Non-GAAP Adjustments 0.2% 0.4% - EBITA Margin (%) 5.9% 12.0% 8.7% 12.0% 8.5% 2010 Target for FY2013 2014 Target for FY2017 S&A Target Miss Accounts For Most Of The Profitability Gap 30 • Selling and administrative expenses account for the large majority of the underperformance vs. company targets • Since 2013 they have increased almost in line with revenues and remained c.300bps above target Detailed Margin Targets S&A Expenses As % of Revenues Company Target 27.5% Source: Company Reports, PrimeStone estimates Note: 1 FY2016 results presented for profitability comparison. 2017 operating margin is very unlikely to exceed FY2016 level accordin g t o PrimeStone estimates based on company reporting through Q3 2017. FY2017 revenue guidance of $960 - 990m includes a significant contribution from the IPC acquisition

What Are The Possible Root Causes Of Underperformance ? 31 Ineffectiveness of S&A spending Lack of scale outside North America ( EMEA and APAC) Drastic cost reduction effort Structural industry feature Gain dramatic scale through M&A Limited impact from current plan IPC a good first step but far from sufficient Possible Root Causes Possible Remedies Comments

2005 2006 2007 2008 2013 Target (2010) 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 500 1,000 2,000 Operating Profit Margin Revenues ($m) Operating Profit Margin vs. Revenues 2013 targets were reasonable Evidence of scale effect 2005 - 07: Growth: 20% Margin: +198bps 32 Management Targets Set in 2010 Seemed Reasonable Operating Profit Margin vs. Revenues Source: Company Reports - PrimeStone Analysis Notes: 1 Trendlines exclude the great financial recession and immediate rebound

2005 2006 2007 2008 2010 2011 2012 2013 2017 Target (2014) 2013 Target (2010) 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 500 1,000 2,000 Operating Profit Margin Revenues ($m) Operating Profit Margin vs. Revenues 2013 and 2017 targets were reasonable 2005 - 07: Growth: 20% Margin: +198bps 33 Management Targets Set in 2014 Seemed Reasonable As Well Operating Profit Margin vs. Revenues Source: Company Reports - PrimeStone Analysis Notes: 1 Trendlines exclude the great financial recession and immediate rebound

2005 2006 2007 2008 2010 2011 2012 2013 2014 2015 2016 2017 Target (2014) 2013 Target (2010) 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 500 1,000 2,000 Operating Profit Margin Revenues ($m) Operating Profit Margin vs. Revenues 2007 - 16 trendline Lack of drop - through suggests S&A inefficiency 2007 - 16: Growth: 22% Margin: +21bps Performance Gap 2005 - 07: Growth: 20% Margin: +198bps 2013 and 2017 targets were reasonable Post - 2010, Targets Were Missed As Growth - S&A Relationship Broke 34 Operating Profit Margin vs. Revenues Source: Company Reports - PrimeStone Analysis Notes: 1 Trendlines exclude the great financial recession and immediate rebound

2005 2006 2007 2008 2010 2011 2012 2013 2014 2015 2016 2017 exc IPC 2017 Target (2014) 2013 Target (2010) 2017 inc. IPC 2017 inc. IPC + synergies 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 500 1,000 2,000 Operating Profit Margin Revenues ($m) Operating Profit Margin vs. Revenues 2007 - 16 trendline 2013 and 2017 targets were reasonable Lack of drop - through suggests S&A inefficiency 2007 - 17: Growth: 60 % Margin: +46bps Performance Gap: 325bps Even The Full Cost Synergies From IPC Do Not Help Close The Gap 35 Source: Company Reports - PrimeStone Analysis Notes: 1 Trendlines exclude the great financial recession and immediate rebound 2 2017 incl. IPC and $10 million of synergies Operating Profit Margin vs. Revenues 1 2

-5.0% -4.0% -3.0% -2.0% -1.0% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 2007-01-01 2007-05-01 2007-09-01 2008-01-01 2008-05-01 2008-09-01 2009-01-01 2009-05-01 2009-09-01 2010-01-01 2010-05-01 2010-09-01 2011-01-01 2011-05-01 2011-09-01 2012-01-01 2012-05-01 2012-09-01 2013-01-01 2013-05-01 2013-09-01 2014-01-01 2014-05-01 2014-09-01 2015-01-01 2015-05-01 2015-09-01 2016-01-01 2016-05-01 2016-09-01 2017-01-01 2017-05-01 2017-09-01 2018-01-01 2018-05-01 2018-09-01 2019-01-01 2019-05-01 2019-09-01 2020-01-01 2020-05-01 2020-09-01 2021-01-01 2021-05-01 2021-09-01 2022-01-01 2022-05-01 2022-09-01 US Real GDP (YoY) 5Y Average 10Y Average 20Y Average IMF Forecast World Bank Forecast Management Cannot Rely On The Economy Accelerating Much Further 36 Source: Bloomberg, IMF, World Bank • US Real GDP Growth in the last 5 years averaged 2.1%, close to its 20 - year average of 2.3% • The IMF and the World Bank do not forecast major improvement in the near future If Tennant is to create substantial shareholder value, management needs to act boldly US GDP Growth (%, YoY) 20Y Average: 2.25% 10Y Average: 1.42% 5Y Average: 2.12%

2005 2006 2007 2008 2010 2011 2012 2013 2014 2015 2016 2017 exc IPC 2017 Target (2014) 2013 Target (2010) 2017 inc. IPC 2017 inc. IPC + synergies 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% 16.0% 18.0% 20.0% 500 1,000 2,000 Operating Profit Margin Revenues ($m) Operating Profit Margin vs. Revenues Tennant + Nilfisk We Believe The Proposed Merger Will Lead To A Step Change In Margin 37 Operating Profit Margin vs. Revenues 1 • Expected margin in line with long - term performance trend - only c270bps above past targets for 2.1x revenues Source: Company Reports - PrimeStone Analysis Notes: 1 Trendlines exclude the great financial recession and immediate rebound

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 38

Benefits Of Global Scale • Improved Bargaining Power With Suppliers • Optimization Of The Manufacturing Strategy And Footprint • Increased Spending In And Higher Efficiency Of R&D • Amortization Of Central G&A Expenses • Improved Access To Capital Markets 1 2 3 4 5 39

252 326 324 324 680 662 662 252 74 357 (2) (18) 0 100 200 300 400 500 600 700 800 Tennant 2016 IPC 2016 Tennant PF 2016 IPC Synergies Nilfisk 2016 T+N PF T+N Synergies T+N incl. Synergies $m Improved Bargaining Power With Suppliers • Procurement usually delivers significant synergies – 30% of IPC synergies ( $ 10 million run - rate) are related to procurement and sourcing 4 • For Tennant and Nilfisk total spend on raw materials and components would double to c.$680 million p.a. • IPC raw material cost savings imply 0.74 % savings per unit if total raw material spending is increased by 29% • Applying the IPC ratio to the 170% increase in raw material spending in a combination with Nilfisk would indicate a potential of $29 million in expense reduction 1 Raw Material Cost Per Unit Index 1 - 4 Raw Material & Component Spending 1 - 4 Source: Company Reports, PrimeStone estimates Notes: 1 Assuming 55% of Tennant’s COGS related to raw materials & components and applying the same ratio to IPC 2 IPC: EUR186 million revenues, gross margin estimated at 39.5% reconciled from Q3 2017 results 3 Nilfisk raw material & component spending estimated at EUR 300 million FY2016, FX rate for currency conversion: EUR/USD: 1.1885 4 Analysis based on IPC’s expected synergies of $10 million of which 30% are expected to come from procurement (according to Q3 2017 transcript and CFO call), 80% of which are assumed to be related to raw materials & components 40 Comments PrimeStone only assumes a more conservative 3% cost reduction equivalent to $20 million including IPC synergies 24% of total cost savings announced Raw Material Expense ($m) Change (%) Price per Unit Change (per Unit) Tennant 2016 252 100.00 Tennant + IPC 326 +29% IPC Raw Material Synergies 4 2.4 Tennant + IPC incl. Synergies 323 99.26 (0.74) Nilfisk 357 Tennant + Nilfisk 680 +170% 95.72 (4.28) Potential T+N Synergies 29

2 Optimization Of The Manufacturing Strategy And Footprint

- **Combined production footprint offers significant streamlining potential**
- **Total of 30 manufacturing sites (13 Tennant, 17 Nilfisk) - numerous sub-scale sites (at least 5 at Nilfisk)**
- **Underutilized production capacities in main sites (with an opportunity to increase the number of shifts)**
- **Opportunity to consolidate facilities when scale is important (e.g. vacuum cleaners)**
- **Opportunity to manufacture closer to customers when proximity is important (e.g. floorcare)**


Americas: 20% / ~420 FTEs
Brooklyn Park, MN: Floorcare
Mukilteo, WA: Extractors
Redlands, CA: HPW
Fort Pierce, FL: HPW
Mexico: Floorcare
Americas: [>50%]
Minneapolis, MN: Tennant&Orbio
Holland, MI: Tennant&Nobles
Newbury, OH: WaterStar
Louisville, KY: Brushes
Chicago, IL: Florock
Limeira, Brazil: Tennant&Alfa
EMEA: ~50% / ~800 FTEs
Hungary I&I: Full Range
Italy I&I: Floorcare&Vacs
Denmark I&I: Floorcare&HPW
Germany: HPW
Turkey: HPW
South Africa: HPW
EMEA: >20%
Netherlands: Tennant
Italy I-V: IPC Full Range
APAC: 30% / ~900 FTEs
Suzhou, China: Full Range
DongGuan China: Floorcare
Singapore: HPW [to be closed]
APAC: [<30%]
Shanghai, China: Tennant
Region: % of Global Production
Manufacturing Site Tennant
Manufacturing Site Nilfisk
Sub-scale Manufacturing Site Nilfisk

Source: Company Reports, investor presentations, PrimeStone estimates

PrimeStone assumes 7% savings on Other COGS excluding Raw Material & Components at the low end of benchmarks

41

40.0% 45.0% 50.0% 55.0% 60.0% 65.0% 70.0% 400 800 1,600 3,200 6,400 Tennant Assa Abloy Graco Toro Tennant + Nilfisk Total COGS Synergy Potential • The total COGS synergy potential appears consistent with the scale benefits experienced by selected peers 42 1 - 2 Plot of Historical COGS As % Of Revenues vs. Revenues ($m) Source: Company Reports, PrimeStone estimates Note: Each dot represents one financial year of reported revenues in USD (converted at average exchange rate) and COGS as a percent of revenues

3.0% 3.5% 4.0% 4.5% 5.0% 5.5% 6.0% 6.5% 7.0% 7.5% 500 1,000 2,000 Tennant + Nilfisk Graco Sartorius Increased S pending I n A nd Higher Efficiency O f R&D • Synergy potential would be significant due to the similar product developments being pursued • Capital intensive research such as robotics or telematics would benefit from the combined R&D power • Selective complementary research areas for both companies could be leveraged (e.g. robotics, ionized water) • Doubling in size typically provides no benefit for commodity products to 20 - 40% cost saving for R&D intensive businesses • Timeline of full realization depends on product roadmaps and could take 3 - 4 years 3 Source: Company Reports, investor presentations, PrimeStone estimates Note: 1 Tennant $ m R&D expense including IPC, assuming 2 Nilfisk R&D expense including capitalized R&D, FX rate for currency conversion: EUR/USD: 1.1885 3 Nilfisk R&D locations according to CMD presentation September 2017; Tennant R&D locations according to PrimeStone research R&D Spending 1 - 2 R&D Spending vs. Revenues 43 Comments R&D Locations 3 R&D Location Tennant R&D Location Nilfisk 36 36 82 73 73 46 (8) 0 10 20 30 40 50 60 70 80 90 Tennant PF 2016 Nilfisk 2016 T+N PF T+N Synergies T+N incl. Synergies $m PrimeStone assumes only 10% reduction or $8m, reducing R&D to 3.3% of combined revenues, well within the current target range of both companies (3 - 4%) Tennant+Nilfisk

4 5 6 6 11 11 12 0 2 4 6 8 10 12 Number of Analyst Recommendations 6 5 3 12 27 32 41 - 5 10 15 20 25 30 35 40 45 Average Daily Trading Value (6 M, $m) Number of Analyst Recommendations “Tennant's B1 CFR reflects the company's relatively moderate revenue scale , business segment concentration and cyclical nature of its earnings counterbalanced by the company's strong market position in the U.S. and leading position abroad, debt/EBITDA […]. The acquisition of IPC is viewed as a credit positive as it enhances Tennant's revenue scale , broadens its geographic reach and is anticipated to contribute favorably to the company's margins and cash flow profile” Jadijhe (Gigi) Adamo , Moody’s Corporate Finance Group (7 April 2017) Credit Profile Enhancement Improved Access To Capital Markets • The merger will lead to substantially increased liquidity and potential inclusion into S&P MidCap 400 Index • Equity research coverage should improve materially • The investor base will become more international • The combined entity could enjoy credit - enhancing benefits through increased scale and geographical diversification - Lower cost of capital through better credit profile/rating - Higher financial flexibility and improved covenant structure 5 Average Daily Trading Value (6 Month , $ m ) Source: Bloomberg, PrimeStone estimates Notes: 1 Nilfisk average daily trading value in $million excluding the first 5 trading days (12 - 18 October 2017) 2 Industrial c companies traded on US stock exchange and domiciled in the U.S.A. with a market capitalisation between $3 - 5 billion (as of Novem ber 2017) 3 C companies traded on a US stock exchange and domiciled in the U.S.A. with a market capitalisation between $3 - 5 billion (as of November 2017) 44 Comments PrimeStone assumes no benefit at this stage

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 45

Benefits Of Local Scale • Improved Reach And Ability To Service Customers Directly - Local Scale, A Driver Of Significant Commercial Outperformance - Density Of Local Sale Force and Service Network A Key Success Factor - Expanded Network To Improve Reach And Service • Ability To Expand Faster In Emerging Markets • Amortization Of Local Infrastructure, Salesforce And Customer Service 1 2 3 46

100% 112% 116% 116% 102% 103% 108% 101% 94% 98% 96% 96% 108% 117% 121% 102% 110% 118% 117% 123% 133% 134% 141% 80% 90% 100% 110% 120% 130% 140% 150% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Tennant Nilfisk 100% 106% 113% 108% 91% 105% 118% 122% 129% 144% 153% 157% 103% 107% 111% 99% 106% 112% 113% 118% 121% 121% 125% 80% 90% 100% 110% 120% 130% 140% 150% 160% 170% 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Tennant Nilfisk Local Scale, A Driver Of Significant Commercial Outperformance 47 • Both Tennant and Nilfisk have delivered very strong long term commercial results in their home regions, highlighting the value of their – Local market shares – In - house service offerings – Entrenched salesforce • Building a competitive in - house service offering and spare parts infrastructure requires strong local market share and improves the value proposition to customers for new equipment sales Source: Company Reports Note: 1 Compounded organic growth as reported by the company 1 1 Americas Organic Growth Comparison 1 EMEA Organic Growth Comparison 1 Tennant CAGR (0.4%) Nilfisk CAGR 3.2% Tennant CAGR 4.2% Nilfisk CAGR 2.1% 1

Density Of Local Sales Force And Service Network A Key Success Factor “It is very difficult for Kaercher or Nilfisk to compete with Tennant in the US, they have to rely on their local dealers for the service offering. Tennant is facing similar problems in Europe.” Former Senior Kaercher Employee, >5 years of senior experience in the industry “ Nilfisk hired a lot of sales people in the US, but they are very reliant on distributors to fulfil the service requirements of direct customers” Former Senior Tennant Employee, >6 years of senior experience in the industry “Tennant has never been very strong in Europe, they were losing sales in EMEA due to lack of footprint and cultural differences” Former Senior Nilfisk Employee, >15 years of senior experience in the industry “ Kaercher has acquired smaller distributors in the US and gained market share over the last years.” Former Kaercher Employee, >4 years of experience in the industry “ Kaercher has been extremely aggressive to gain market share since 2011, poaching many sales & service people globally from other competitors” Former Senior Nilfisk Employee, > 15 years of senior experience in the industry “Future opportunities are more related to geographic expansion of direct sales & service rather than product related“ Former Senior Tennant Employee, >10 years of senior experience in the industry 48 1 Source: Company Reports, PrimeStone interviews

1 Expanded Network To Improve Reach And Service

- **Tennant will be able to leverage Nilfisk's strong direct sales & service network in EMEA and vice versa**
- **Global direct service network will <u>double to ~1.600 direct service employees[4]</u> in a combined entity with a very strong coverage of the US and Europe**
- **Scale will enable to set-up dedicated service organizations for Industrial and Commercial customers with tailored service offerings**
  - Opportunity to improve service quality level and productivity (as per Tennant's initiative in Americas)
- **Scale will also help increase the service attachment rate for in-house service**
  - Opportunity to expand revenues with highly profitable spare parts



EMEA	Tennant[1]	Nilfisk[2]	Combined
Revenues ($m)	306	557	862
Sales Force (FTEs)[3]	140	n.a	n.a.
Service Force (FTEs)[3]	230	650	880

Americas	Tennant[1]	Nilfisk[2]	Combined
Revenues ($m)	638	327	965
Sales Force (FTEs)[3]	310	n.a	n.a.
Service Force (FTEs)[3]	550	44	594

APAC	Tennant[1]	Nilfisk[2]	Combined
Revenues ($m)	92	96	188
Sales Force (FTEs)[3]	70	n.a	n.a.
Service Force (FTEs)[3]	50	39	89

Source: Company Reports, Primestone estimates
Notes:
1 Tennant revenue figures 2016 pro-forma including IPC/Florock
2 Nilfisk revenue figures exclude Specialty Professional and Specialty Consumer segments
3 Tennant sales force and service force according to investor presentation, Nilfisk sales force and service force are Primestone estimates
4 Excluding potential redundancies

49

Overall, Revenue Opportunities In Americas & EMEA Offset Volumes At Risk Estimated Revenue Impact ( $ m) Source: Company Reports, investor presentations, Harvard Business School Tennant Case Study August 2011, PrimeStone estimates Note: 1 Tennant 2016 PF (incl. IPC) and Nilfisk 2016 Americas revenues of which 75 % indirect; FX rate for currency conversion: EUR/USD: 1.1885 2 Assuming 75% of Tennant 2016 EMEA revenues direct, in addition to IPC revenues of which 20% direct and Nilfisk 2016 EMEA revenues of which 55 % direct ; FX rate for currency conversion: EUR/USD: 1.1885 3 Tennant 2016 PF including IPC, Nilfisk excluding Specialty segments; FX rate for currency conversion: EUR/USD: 1.1885 Shift From Indirect To Direct Sales Expansion Of Service & Spare Part Sales In EMEA And Americas Impact Of Product I nnovation Lead 50 Comments 25 - 35 10 - 20 • 2016PF combined $838 million indirect revenues in EMEA and Americas 1,2 • Assuming Tennant could increase direct sales in EMEA to 53% (mid - point between Nilfisk standalone and Tennant) • Assuming Nilfisk could increase direct sales in Americas to 50% (mid - point between Tennant standalone and Nilfisk ) • On average 25% gross margin at distributor level applied on additional direct revenues ($110 - 120 million) Positive Positive • 2016PF combined $965 million revenues in Americas with the potential to increase Aftermarket attachment rates 3 • 2016PF combined $862 million revenues in EMEA with the potential to increase Aftermarket attachment rates 3 • Leverage Tennant’s strong service network in the US and vice versa in Europe • Substantially higher margin on service and spare parts business Impact Of Specialized Salesforce Positive Positive • Dedicated salesforce for each market vertical to improve understanding of customer needs • Positive impact on customer conversion rates Positive Positive • Increase in total R&D budget would keep competitors at distance in terms of innovations • Premium pricing for innovative products • Follow - up on service & maintenance through telematics Customer Overlap - 17 - 22 - 40 - 50 • Nilfisk “national accounts” in the US roughly $54 million • Assuming 40 - 45% of Nilfisk US national accounts will be lost (~$22 - 24 million) and doubling the amount to account for potential overlaps in other regions • Negative operating profit impact based on 2016PF combined gross margin of 43% applied to lost revenues • High switching cost for customers with large fleets (highlighted in HBS Tennant case study) would probably reduce potential negative revenue impact PrimeStone only takes into account the potential negative revenue synergies and disregards any positive impact at this stage Net Effect Positive Positive • Positive impact expected to outweigh negative effects from customer overlap • Expected IPC revenue synergies of $3 million as a precedent Estimated Operating Profit Impact ($m ) 1

Ability To Expand Faster In Emerging Markets • Tennant and Nilfisk currently only have limited exposure to Emerging markets – Nilfisk’s top 5 emerging markets account for 6% of group revenues • We estimate that the majority of LatAm and APAC countries are currently served indirectly by both companies • A selective direct sales & service approach in the most promising/sizeable countries could become feasible • Higher scale and raised profile would help attract and retain better talent in local markets, a critical contributor to success 2 Source: Company Annual Reports 2016, PrimeStone estimates Notes: 1 Nilfisk revenue figures exclude Specialty Professional and Specialty Consumer segments 2 FX rate for currency conversion: EUR/USD: 1.1885 3 LatAm revenues PrimeStone estimate Country Coverage Nilfisk 1,2 Tennant NewCo Country Coverage with Direct Subsidiary 51 Comments APAC Revenues (FY2016, $m) 92 96 188 China P P P India P P P Malaysia P P Peru P P Thailand P P P Vietnam P P LatAm Revenues (FY2016, $m) 3 25-35 40-50 65-85 Argentina P P Brazil P P P Chile P P Mexico P P P Uruguay P P Eastern Europe Revenues (FY2016, $m) n.a. n.a. n.a. Romania P P Russia P P Slovakia P P Turkey P P Total Countries Covered (incl. Export) >80 >100 >100 PrimeStone assumes no benefit at this stage

12.5% 17.5% 22.5% 27.5% 32.5% 37.5% 400 1,600 6,400 Tennant Graco Stanley Black & Decker Toro Amortization Of Local Infrastructure , Salesforce And Customer Service • Increased sales force presence will improve effectiveness, notably through specialization by end - markets where scale permits • Scale will improve sales force and customer service utilization allowing for significant savings • Local administrative costs will be rationalized – Consolidation of overlaps • Overall, the local scale benefits achieved through synergies should be comparable to those realised historically by peers 3 S&A Spending 1 - 2 Source: Company Reports, investor presentations, PrimeStone estimates Note: 1 Tennant FY2016PF including IPC (converted at EUR/USD 1.1885) and Florock full year impact; adjusted for foreign currency changes as of November 2017 2 Nilfisk financials FY2016; adjusted for foreign currency changes as of November 2017 ; FX rate for currency conversion: EUR/USD: 1.1885 S&A As % of Revenues vs. Revenues ($m) 52 Comments 325 325 703 615 615 379 (88) 0 100 200 300 400 500 600 700 800 Tennant PF 2016 Nilfisk 2016 T+N PF T+N Synergies T+N incl. Synergies $m PrimeStone assumes a reduction of only 12.5% so as to foster organic growth, resulting in S&A of 27.7% of revenues, in line with Tennant’s mid - term target (27 - 28%) Tennant+Nilfisk

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 53

$63 $78 $88 $107 $134 $144 $164 $40 $60 $80 $100 $120 $140 $160 Current Share Price 9.0% Margin 10.0% Margin 12.0% Margin 9.0% + Synergies 10.0% + Synergies 12.0% + Synergies 2021 Implied Share Price Estimated 2021 Share Price ( $ ) And Resulting TSR Source: Company Reports, Bloomberg, PrimeStone estimates Note: PrimeStone share price estimated based on 20x P/E multiple, which is below current levels. Share price estimates assume no dividend paid over the period 1 9 - 10 - 12% o perating margins applied to both Tennant and Nilfisk as described on slide “Key Transaction Assumptions” 54 • We believe the value creation will be far in excess and far more certain than in any standalone plan 5% Past TSR p.a. 1 - yr: (17)% 3 - yr: (2)% 5 - yr: 13% 10 - yr: 5% Standalone Scenarios At 9 - 10 - 12% Operating Margins 1 Combination with Nilfisk TSR p.a. 9% 14% 21% 23% 27%

Wrap Up Comments • We are long term believers in both Tennant and Nilfisk • The proposed business combination will create a world - class leader able to achieve industry - leading performance that cannot be achieved on a standalone basis • This is a unique opportunity to create extraordinary returns for all shareholders • As long term value added investors in both companies with two decades of deal - making experience as principals , we are happy to act as a sounding board and partners in this endeavor • We will help build shareholder support for the appropriate solution • We look forward to our continuing constructive dialogue 55

Table Of Content Executive Summary Strategic Logic For Merging Tennant And Nilfisk Financial And Shareholder Value Implications Of A Merger Analysis Of Tennant’s Historical Track Record And Prospects Drivers Of Future Value Creation – Benefits Of Global Scale – Benefits Of Local Scale Wrap - up Comments Appendix 56

Case Study: Kaba + Dorma = dormakaba

PrimeStone invested in 2014 in Swiss commercial security equipment company Kaba (DOKA SW)

- CH1bn revenues, c.12% operating profit margin
- EV of CHF1.7bn

The commercial security equipment industry has similar characteristics to that of Tennant and Nilfisk

- ✓ GDP-type growth
- ✓ Mix of revenues between direct and indirect (through distributors/installers)
- ✓ Manufacturing process involving much assembly
- ✓ Service and Aftermarket accounting for c.1/3 of revenues
- ✓ Gross margins around 40-45% of revenues
- ✓ R&D around 3-4% of revenues
- ✓ Similar benefits from both global and local scale

Kaba was a good company in an attractive industry with a track record of flat margins. In mid-2015, it announced a merger with privately-owned German company Dorma, which had a similar size and past performance

- Announced cost synergies reached 6-7% of both Kaba and Dorma revenues
- EBITDA target was set at 18%, equivalent to above 15% EBIT or an increase of 40-50% from the pre-synergy level
- The company embarked into a full post-merger integration exercise with outside support…
- …having set the right management incentives in place (see PrimeStone presentation at Dec 2015 Ira Sohn conference)

The merger acted as a catalyst and provided management with a unique opportunity to create value through

- Purchasing and manufacturing footprint rationalization
- SG&A optimization
- New Go-to-Market strategy
- Increased R&D firepower
- Set-up and professionalization of pricing and M&A teams

57

Case Study: Kaba + Dorma = d ormakaba 58 Three years after PrimeStone’s initial investment, dormakaba is well on track to deliver on its targets • It has improved profitability by c 250 bps already • It has reiterated its margin target on the back of synergies at the higher end of expectations Late 2016 , dormakaba announced the acquisition of Stanley Black & Decker Mechanical Locks business • Gaining further scale in the US • Reaching CHF 2 . 6 bn in total revenues up 1 . 6 x on 2014 Since October 2014 , the share price has almost doubled, the Total Shareholder Return has been 140 % or 32 % annually (vs . 7 % for the Swiss SPI Index) . • In contrast with the 2007 - Oct 2014 TSR of only 5 % p . a . PrimeStone is still a shareholder of dormakaba

Dorma+Kaba FY14 Dorma+Kaba Average at Blended Margin Dorma+Kaba FY17 Dorma+Kaba FY19 Assa Abloy Trendline 7.0% 9.0% 11.0% 13.0% 15.0% 17.0% 19.0% 21.0% 500 1,000 2,000 4,000 8,000 EBITDA Margin Revenues (CHFm) Assa Abloy Dorma + Kaba Kaba Dorma Kaba Standalone Dorma Standalone Case Study: Kaba + Dorma = d ormakaba 59 The merger allowed Kaba and Dorma to roughly double in size and thus improve profitability along the path previously experienced by industry leader Assa Abloy EBITDA Margin vs Revenues ( CHFm ) Source: Company Reports, PrimeStone estimates Note: Each dot represents one financial year of reported revenues in USD (converted at average exchange rate) and EBITDA margin